UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 11, 2010, Portland General Electric Company (the Company) completed the remarketing of an aggregate principal amount of $121.4 million of Pollution Control Revenue Refunding Bonds, consisting of $97.8 million City of Forsyth, Montana Series 1998A and $23.6 million Port of Morrow, Oregon Series 1998A (collectively, the Bonds).

The Bonds were originally issued by the City of Forsyth and the Port of Morrow (collectively, the Issuers) in 1998 and purchased by the Company on May 1, 2009, in connection with a mandatory tender. Pursuant to separate Loan Agreements, dated May 1, 1998, as amended and supplemented by separate First Supplemental Loan Agreements dated May 1, 2003, and separate Second Supplemental Loan Agreements dated May 1, 2009 (collectively, the Loan Agreements), the Issuers loaned the proceeds from the initial issuance of the Bonds to the Company. The Company’s obligations under the Loan Agreements are secured by first mortgage bonds issued by the Company on May 1, 2003.

The Bonds will mature on May 1, 2033 and will bear interest at a rate of 5.0% per annum for the period from March 11, 2010 through April 30, 2033. Interest on the Bonds will be payable semi-annually on each March 1 and September 1, commencing September 1, 2010. The Bonds are subject to optional redemption by the applicable issuer on or after March 11, 2020 at a redemption price of 102% of the principal amount (declining annually to par) plus accrued interest to the date of redemption. The Company will have the right to repurchase the Bonds if the Bonds are called for redemption. The Bonds are also subject to redemption, at the option of the Company, under certain other circumstances relating to changes in: 1) the instrument or device provided by the Company as security for the Bonds; or 2) the continued operation of the Boardman or Colstrip plants. In addition, the Bonds are subject to mandatory redemption in the event of certain circumstances relating to the tax status of the Bonds.

The current remarketing represents a portion of the Company’s expected issuance of approximately $250 million of long-term debt during 2010, which, combined with the $70 million long-term debt issued in January 2010, leaves approximately $60 million of long term debt to be issued later in the year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date: March 12, 2010	By:	/s/ Maria M. Pope
Maria M. Pope Senior Vice President, Finance, Chief Financial Officer and Treasurer